Exhibit 99.1

VLOV Announces 1-for-3 Reverse Stock Split and Change of Ticker Symbol to VLOVD

XIAMEN, China, September 24, 2012/PRNewswire-Asia/ — VLOV Inc. (OTC Bulletin Board: VLOVD) (“VLOV” or the “Company”), which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced a 1-for-3 reverse split of its issued and outstanding common shares, effective as of September 24, 2012, for shareholders of record on September 24, 2012, and a proportional reduction of its authorized common shares.  Immediately after the stock split, VLOV has 13,333,334 common shares authorized, of which 2,295,997 shares are issued and outstanding.

In connection with the stock split, VLOV’s trading symbol as quoted on the OTC Bulletin Board has been temporarily changed from “VLOV” to “VLOVD” for 20 business days, and will revert back to “VLOV” thereafter.  The new CUSP number for the Company’s common stock is 918258302.

As a result of the stock split, the number of common shares convertible from the Company’s series A convertible preferred stock outstanding as of September 24, 2012, has been adjusted proportionally, from 0.4 common share to 0.1333 common share for each preferred share to be converted.  Similarly, the number of common shares that the Company’s common stock purchase warrants outstanding as of September 24, 2012, are exercisable for has been adjusted proportionally, from 0.4 common share to 0.1333 common share for each warrant to be exercised, while the warrant exercise price has been adjusted from $8.575 per share to $25.725.  Such adjustments have been made pursuant to the provisions of such warrants and of such preferred stock’s Certificate of Designation.

“We undertook the reverse stock split as part of our plan to list our common stock for trading with a senior exchange,” commented CEO, Mr. Qing Qing Wu.  “We are hopeful that this will bring us one step closer to that goal.”

About VLOV Inc.

VLOV Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV-brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
VLOV Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net